Exhibit 16.1

June 18, 2004

Securities Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

I have read Item 4 of the Form 8-K, dated June 9, 2004, of Weida Communications, Inc. (Commission File No. 1-10366) and am in agreement with the statements contained in the first sentence of paragraph (a) and the statements contained in paragraphs (b), (d), (e) and (g) under such Item 4.  I have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Tamas B. Revai